EXHIBIT 99.1

FOR IMMEDIATE RELEASE: September 24, 2012

CONTACT:	Jacobs Entertainment, Inc.
Stephen R. Roark, President
303-215-5201

Jacobs Entertainment, Inc. Announces Senior Note Tender Offer and Consent Solicitation

Golden, Colorado – Jacobs Entertainment, Inc. (the “Company”) announced today that it has launched a tender offer and consent solicitation in respect of its 9 3/4% Senior Notes due 2014 (the “senior notes”).

Pursuant to the tender offer and consent solicitation, the Company is offering to purchase any and all of the senior notes for cash, and is soliciting consents to amend certain terms of the senior notes and the related indenture. Approximately $210 million principal amount of the senior notes are currently outstanding. If the tender offer is successfully completed, the Company intends, but is not obligated, to call for redemption all senior notes that remain outstanding thereafter.

Holders of senior notes that are accepted for purchase will receive total consideration of $1,006.25 per $1,000 principal amount of senior notes accepted, which includes $1,000.00 as the purchase price and $6.25 as a consent payment, if their senior notes are validly tendered prior to 5:00 P.M., New York City time, on October 5, 2012 (subject to extension at the Company’s option). Holders of senior notes that are validly tendered after that time and on or prior to the expiration date and that are accepted for purchase will receive only the purchase price, and not the consent payment, for their senior notes. Accrued interest up to, but not including, the payment date will be paid in cash on all senior notes that are accepted for purchase.

The tender offer and consent solicitation are contingent on the satisfaction (or waiver by the Company) of certain conditions, including the Company’s successful refinancing of its existing indebtedness by entering into new credit facilities providing for borrowings in an aggregate principal amount of at least $370 million on terms and conditions satisfactory to the Company, the receipt from the applicable gaming authorities of all consents and approvals necessary to complete the refinancing and tender offer and the valid tender of a majority in principal amount of the outstanding senior notes. The Company expects to fund the tender offer and consent solicitation from the borrowings under the new credit facilities, together with cash on hand.

The tender offer and consent solicitation are scheduled to expire at 11:59 P.M., New York City time, on October 22, 2012 (subject to extension at the Company’s option). Tendered senior notes may be withdrawn until the withdrawal deadline, which will be the earlier of (1) the time and date that a supplemental indenture implementing the amendments approved by the consents is executed (which is expected to occur shortly after the requisite consents are received) and (2) 5:00 P.M., New York City time, on October 5, 2012 (subject to extension at the Company’s option).

Steerbox Consulting	730 Pine Needle Lane, Louisville, CO 80027	(303) 653-7602	www.steerbox.com

Holders may not tender their senior notes in the tender offer without delivering their consents to the proposed amendments, and holders may not deliver their consents to the proposed amendments without tendering their senior notes pursuant to the tender offer. If the consent solicitation succeeds and the amendments it proposes are adopted, substantially all of the restrictive covenants and certain events of default contained in the senior notes and the related indenture would be eliminated.

Holders may obtain copies of the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal from the Information Agent for the tender offer and solicitation, D.F. King & Co., Inc. at (800) 714-3312 (toll free) or (212) 269-5550 (for banks and brokers).

Credit Suisse is the Dealer Manager and Solicitation Agent for the tender offer and solicitation. Questions regarding the tender offer and solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 538-2147 (collect).

Neither the Company, the Dealer Manager and Solicitation Agent, the Information Agent nor any other person makes any recommendation as to whether holders of senior notes should tender their senior notes or deliver the related consents, and no one has been authorized to make such a recommendation.

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The tender offer and the solicitation are being made solely pursuant to the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal. Holders are urged to read the Offer to Purchase and Consent Solicitation Statement and related documents carefully before making any decision with respect to the tender offer and solicitation. Holders of senior notes must make their own decisions as to whether to tender their senior notes and provide the related consents.

The tender offer and solicitation are not being made to holders of senior notes in any jurisdiction in which the making of or acceptance of the tender offer or consent solicitation would not be in compliance with the laws of such jurisdiction. The Company expressly reserves the right, subject to applicable law, to terminate the tender offer and consent solicitation. This press release does not constitute a notice of redemption or an obligation to issue a notice of redemption in respect of the senior notes.

Steerbox Consulting	730 Pine Needle Lane, Louisville, CO 80027	(303) 653-7602	www.steerbox.com

About Jacobs Entertainment

Based in Golden, CO, Jacobs Entertainment is the owner and operator of The Lodge Casino at Black Hawk and the Gilpin Hotel Casino, both located in Black Hawk, Colorado; the Gold Dust West-Reno in Reno, Nevada; the Gold Dust West-Carson City in Carson City, Nevada; the Gold Dust West-Elko in Elko, Nevada (the casino properties); Colonial Downs Racetrack in Virginia and related off-track wagering facilities; and 23 video poker truck stops located in Louisiana.

Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are our ability to refinance our existing indebtedness on satisfactory terms and conditions, the intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations and other factors, all of which are described in the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. The Company does not undertake to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Steerbox Consulting	730 Pine Needle Lane, Louisville, CO 80027	(303) 653-7602	www.steerbox.com